SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 6, 2006 (December 31, 2005)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2005, Dynegy Inc. (“Dynegy”) entered into agreements with Carol F. Graebner and R. Blake Young (the “Severance and Release Agreements”) regarding the termination of their employment with Dynegy. In connection with Dynegy’s previous public announcement of a change in its executive management team, Ms. Graebner ceased to serve as Executive Vice President and General Counsel and Mr. Young ceased to serve as Executive Vice President, Administration & Technology as of November 28, 2005, but both continued as employees through December 31, 2005. Each Severance and Release Agreement will become effective upon expiration of the required seven-day revocation period.

Pursuant to and subject to the effectiveness of the Severance and Release Agreements, Dynegy agreed to (i) pay a cash sum of $1,152,403 to Ms. Graebner and $1,124,480.77 to Mr. Young, of which $375,000 and $365,000, respectively, relates to each individual’s cooperation and assistance after termination, (ii) provide Ms. Graebner and Mr. Young with continued medical, dental and vision coverage for up to 24 months commencing January 1, 2006, (iii) pay each an award pursuant to the terms of Dynegy’s Mid-Term Incentive Performance Award Program and (iv) subject to the discretion of Dynegy’s Compensation and Human Resources Committee, pay each an annual short-term incentive award for 2005. In addition, all restricted shares and outstanding stock options for each individual fully vest and said options are exercisable through the end of 2006. In exchange for these severance benefits, Ms. Graebner and Mr. Young released Dynegy from any employment-related claims and agreed to post-employment restrictive covenants and cooperation and assistance obligations, in each case as specified in the Severance and Release Agreements.

The foregoing description of the Severance and Release Agreements for Ms. Graebner and Mr. Young does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 2.05 Costs Associated with Exit or Disposal Activities.

In December 2005, as part of a comprehensive effort to reduce on-going operating expenses, Dynegy committed to a workforce reduction plan. The plan will result in a reduction of approximately 40 positions and will be substantially complete by the end of the first quarter 2006. The reduction was communicated to affected employees on various dates within the month of December. In connection with the reduction, including the previously announced executive management team changes, Dynegy expects to incur a one-time pre-tax charge of approximately $9 million to $11 million all of which relates to severance benefits. Approximately $8 million to $10 million of that amount will be recognized in the fourth quarter 2005. The remaining $1 million will be recognized primarily in the first quarter 2006. Other costs may be incurred associated with the workforce reduction plan that are not reasonably estimable at this time. Dynegy will amend this Current Report on Form 8-K once estimates of such other costs, if any, are determined.

Forward Looking Statements

Certain statements included in this Current Report on Form 8-K are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning Dynegy’s expectations related to, and estimates of the amounts and timing of costs and charges resulting from, the workforce reduction plan. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include, without limitation, factors not anticipated by or outside the control of Dynegy affecting implementation of the workforce reduction plan. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits:

Exhibit No.	Document
10.1	Severance Agreement and Release dated December 31, 2005 between Dynegy Inc. and Carol F. Graebner.

10.2	Severance Agreement and Release dated December 31, 2005 between Dynegy Inc. and R. Blake Young.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Dated: January 6, 2006	By:	/S/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
10.1	Severance Agreement and Release dated December 31, 2005 between Dynegy Inc. and Carol F. Graebner.

10.2	Severance Agreement and Release dated December 31, 2005 between Dynegy Inc. and R. Blake Young.